Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 21, 2014, with respect to the consolidated financial statements and schedule of Danaher Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Danaher Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission, incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-200704) and related Prospectus of NetScout Systems, Inc.

/s/ Ernst & Young LLP

McLean, Virginia

January 6, 2015